FRIEDMAN LLP
ACCOUNTANTS AND ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Kingold Jewelry Inc. of our reports dated March 31, 2011 relating to the consolidated balance sheets of Kingold Jewelry Inc. as of December 31, 2010 and 2009, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Friedman LLP

Marlton, New Jersey
January 31, 2012